As filed with the Securities and Exchange Commission on November 6, 2020
Registration No. 333-231158
Registration No. 333-217637
Registration No. 333-203185

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-231158)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-217637)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-203185)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Jernigan Capital, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	47-1978772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Jernigan Capital, Inc.
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
(901) 567-9510
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jernigan Capital, Inc. Second Amended and Restated 2015 Equity Incentive Plan
Jernigan Capital, Inc. Amended and Restated 2015 Equity Incentive Plan
Jernigan Capital, Inc. 2015 Equity Incentive Plan
(Full Title of the Plans)

Kelly P. Luttrell
Jernigan Capital, Inc.
6410 Poplar Avenue, Suite 650
Memphis, Tennessee
(901) 567-9510
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:
C. Spencer Johnson
Anthony Rothermel
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

and

Charles T. Haag
Justin S. Reinus
Winston & S Strawn LLP
2121 N. Pearl Street, Suite 900
Dallas, Texas 75201
(214) 453 6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Jernigan Capital, Inc., a Maryland corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under:

•
Registration Statement No. 333-203185, filed with the Commission on April 1, 2015, registering 200,000 shares of common stock, par value $0.01 per share (“Common Stock”)  of the Registrant under the Jernigan Capital, Inc. 2015 Equity Incentive Plan;

•
Registration Statement No. 333-217637, filed with the Commission on May 3, 2017, registering 170,000 shares of Common Stock of the Registrant under the Jernigan Capital, Inc. Amended and Restated 2015 Equity Incentive Plan;

•
Registration Statement No. 333-231158, filed with the Commission on May 1, 2019, registering 380,000 shares of Common Stock of the Registrant under the Jernigan Capital, Inc. Second Amended and Restated 2015 Equity Incentive Plan;

On November 6, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of August 3, 2020, and as amended by that certain First Amendment to the Agreement and Plan of Merger, dated as of September 21, 2020, by and between by and between NexPoint RE Merger, Inc. (“Parent”), NexPoint RE Merger OP, LLC (“Parent OP”), Jernigan Capital Operating Company, LLC (“Operating Company”) and the Registrant, Parent merged with Registrant, with Registrant surviving the merger, and Parent OP merged with the Operating Company, with Operating Company surviving the merger (the “mergers”).

In connection with the completion of the mergers, the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertakings made  by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, removes from registration any and all Common Stock and any other securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 6th day of November, 2020.

JERNIGAN CAPITAL, INC.

By:	/s/ Kelly P. Luttrell
Name: Kelly P. Luttrell
Title: SVP, CFO, Treasurer, and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.